                                                                    Exhibit 11.1
                                      SAVIA

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                       FOR

                            SENIOR FINANCIAL OFFICERS


PURPOSE

      The purpose of this Code of Business Conduct and Ethics for Senior Financial Officers (this "Code") is to promote (1) the honest and ethical conduct of the Senior Financial Officers (as defined below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable public disclosures by the Company and (3) compliance with all applicable laws, rules and regulations. It is the Company's intention that this Code be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.

APPLICABILITY/VIOLATIONS

      This Code is applicable to the Company's chief executive officer, chief financial officer, chief accounting officer and any persons performing similar functions (together the "Senior Financial Officers"). While the Company expects honest and ethical conduct in all aspects of business from all of its employees, it expects the highest possible honest and ethical conduct from the Senior Financial Officers. The honesty, integrity and sound judgment of Senior Financial Officers is fundamental to the Company's reputation and success.

      Compliance with this Code is a condition of employment, and violations of this Code may result in disciplinary action which, depending on the severity of the violation, may include suspension or termination.

STANDARDS OF CONDUCT

      Senior Financial Officers are expected to:

            1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

            2. Disclose to the Legal Department any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest;

            3. Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

            4. Comply with rules and regulations of the Mexican government, and other appropriate private and public regulatory agencies that apply Mexican law;

            5. Respect the confidentiality of non-public information acquired in the course of one's work, under no circumstances use such information for personal advantage and prevent the disclosure of such information except when authorized or otherwise legally obligated to do so;

            6. Share knowledge and maintain professional skills important and relevant to stockholders' needs;

            7. Achieve responsible use, control, and stewardship over all Company assets and resources that are employed or entrusted to such officer;

            8. Promote, as appropriate, contact by employees with the Audit Committee for any issues concerning the improper accounting or financial reporting of the Company without fear of retaliation; and

            9. Refrain from unduly or fraudulently influencing, coercing, manipulating or misleading any authorized audit and from interfering with any auditor engaged in the performance of an internal or independent audit of the Company's financial statements or accounting books and records.



REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

      If you have any questions or concerns about this Code, you should seek guidance from the Legal Department. If you know of or suspect a violation of applicable laws or regulations or of this Code, you must promptly report that information to Hector Gonzalez, Legal Director.

      It is the policy of the Company not to allow retaliation for reports of violations of this Code or any other illegal or unethical behavior by any Senior Financial Officer made in good faith. All Senior Financial Officers are expected to cooperate in internal investigations of misconduct.

DISCLOSURE/AMENDMENTS AND WAIVERS

      This Code is filed as an exhibit to the Company's Form 20-F, and is available to any person without charge, upon request.

      Any waiver of any provision of this Code for any Senior Financial Officer may be made only by the Board of Directors. Any change in or waiver from, and the grounds for such change or waiver of, this Code shall be disclosed promptly, and in any event within five business days, following such amendment or waiver, as required by the SEC.


                                        2